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Exhibit 99.1

Contacts

Financial/Investors
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

Media
Cary Walker (City National) 213-833-4715

FOR IMMEDIATE RELEASE

City National Corporation Reports Record Net Income of
$146.2 Million and EPS of $2.96 for the Year 2001

Total assets exceed $10 billion at December 31, 2001

Net income for fourth quarter up 17 percent to $38.8 million, or $0.78 per share, from 2000 fourth quarter

LOS ANGELES, January 16, 2002—City National Corporation (NYSE: CYN), parent corporation of wholly owned City National Bank, today reported its sixth consecutive year of record net income. Net income totaled $146.2 million in 2001, up 11 percent from $131.7 million in 2000. Net income per diluted common share of $2.96 increased 9 percent from $2.72 per share in 2000, on an increase of approximately 1 million diluted common shares.

For the fourth quarter of 2001, City National Corporation reported net income of $38.8 million, an increase of 17 percent over $33.0 million for the fourth quarter of 2000. Net income per diluted common share was $0.78, an increase of 15 percent compared with $0.68 in the fourth quarter of 2000.

Cash net income, which excludes the amortization of both core deposit intangibles and goodwill from acquisitions, rose 11 percent to $162.0 million in 2001, compared with $145.7 million in 2000. Cash net income per diluted common share was $3.28, an increase of 9 percent over $3.01 per share for the year 2000. Eliminating only the impact of the amortization of goodwill, which will take effect in 2002 with the implementation of new GAAP standards, pro-forma net income would have been $159.0 million, or $3.22 per share.

For the fourth quarter of 2001, cash net income was $42.7 million, an increase of 16 percent from $36.8 million for the fourth quarter of 2000. Cash net income per diluted common share was $0.86, an increase of 13 percent over $0.76 for the fourth quarter of 2000.

"We are pleased to report today our sixth consecutive year of record earnings and for the first time in our history to have reached the milestone of $10 billion in assets," said Russell Goldsmith, vice chairman and chief executive officer of City National Corporation. "It's particularly gratifying that our organization could accomplish this in the face of last year's challenges to the economy. These results demonstrate again our continuing combination of good credit quality, a growing client base that's adding loans, deposits and noninterest income, further productivity gains, sound balance sheet management and our effective and talented team of over 2000 colleagues who deliver California's premier private and business banking services and solutions everyday.

"With our fourth quarter momentum, the ongoing expansion of our Private Client Services capabilities, the relative strengths of the diverse California economy, the addition of Civic BanCorp, which should close in this quarter and double the size of our bank in Northern California to about $1 billion in assets, and other focused initiatives, the year ahead looks positive," said Mr. Goldsmith.

RETURN ON ASSETS/RETURN ON EQUITY

The corporation's return on average assets in 2001 was 1.57 percent, compared with 1.56 percent in 2000. The return on average shareholders' equity was 17.71 percent, compared with 19.72 percent for the prior year. For the fourth quarter of 2001, the return on average assets was 1.56 percent and the return on average shareholders' equity was 17.22 percent, compared with a 1.50 percent return on average assets and an 18.29 percent return on average shareholders' equity for the fourth quarter of 2000. The lower return on average shareholders' equity for the year and fourth quarter of 2001 compared with the same periods last year was due primarily to a higher level of shareholders' equity which resulted from increased unrealized gains on securities and the positive mark-to-market valuation of interest rate swaps treated as cash flow hedges.

On a cash basis (which excludes goodwill and the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets in 2001 was 1.77 percent, compared with 1.76 percent in 2000. The return on average shareholders' equity was 25.01 percent, compared with 29.17 percent for the prior year. On a cash basis, for the fourth quarter of 2001, the return on average assets was 1.75 percent and the return on average shareholders' equity was 23.50 percent, compared with a 1.71 percent return on average assets and a 26.75 percent return on average shareholders' equity for the fourth quarter of 2000.

ASSETS

Total average assets reached a record $9.3 billion in 2001, an increase of 11 percent over the $8.4 billion in average assets in 2000. For the fourth quarter of 2001, total average assets increased 12 percent to $9.8 billion, compared with $8.8 billion for the same period a year ago. Total assets at December 31, 2001 were a record $10.2 billion, compared with total assets of $9.1 billion at December 31, 2000.

LOANS

Average loans rose to $6.7 billion in 2001, an increase of 8 percent over the prior year. Average relationship loans increased $0.8 billion, or 13 percent compared with $5.8 billion in 2000. The year-over-year growth in average relationship loans was driven primarily by increases in real estate mortgage, residential first mortgage, commercial and construction loans. Compared with prior year averages, real estate mortgage loans rose 18 percent to $1.6 billion from $1.3 billion; residential first mortgage loans rose 15 percent to $1.4 billion from $1.2 billion; commercial loans rose 9 percent to $3.0 billion from $2.8 billion; and construction loans rose 25 percent to $0.5 billion from $0.4 billion. Conversely, average syndicated non-relationship loans fell to $125.6 million during the year, down significantly from $431.3 million for the prior year. This is consistent with the corporation's objective of reducing its exposure to syndicated non-relationship loans.

Total loans at December 31, 2001 reached a record $7.2 billion, compared with $6.5 billion at December 31, 2000, and $6.9 billion at September 30, 2001.

At December 31, 2001, syndicated non-relationship loans totaled $86.9 million, or approximately 1 percent of the loan portfolio, compared with $191.8 million at December 31, 2000, and $93.4 million at September 30, 2001. The average outstanding loan balance in the syndicated non-relationship portfolio at December 31, 2001 was $2.8 million, which represents just over half the average commitment amount.

Average loan growth is expected to range between 8 percent and 13 percent for 2002, exclusive of any impact of acquisitions.

DEPOSITS

Average deposits were $7.1 billion in 2001, an increase of 12 percent over 2000. During the fourth quarter of 2001, average deposits increased 10 percent to $7.6 billion, compared with $6.9 billion for the same period a year ago. Average quarterly deposits increased 9 percent over the third quarter of 2001.

During 2001, average core deposits, which provide a stable source of low-cost funding, rose $0.6 billion, an increase of 13 percent over the $5.0 billion reported in 2000. Average core deposits represented 79 percent of the total average deposit base for the year, up slightly from 78 percent for 2000. For the fourth quarter of 2001, average core deposits increased 18 percent to $6.2 billion, compared with the same period last year. They increased 11 percent over the third quarter of 2001. Internal growth, increased sales of cash management products and a reduction in the earnings credit on analyzed deposit accounts resulting from lower interest rates all contributed to the growth of deposits.

Deposits totaled a record $8.1 billion at December 31, 2001, compared with $7.4 billion at both December 31, 2000, and September 30, 2001.

Management expects average year-over-year deposit growth in 2002 to be in the range of 8 percent to 12 percent, exclusive of any impact of acquisitions.

NET INTEREST INCOME

Fully taxable-equivalent net interest income for the year 2001 was $447.8 million, an increase of 7 percent over $419.1 million for the year 2000. Interest income recovered on nonaccrual and charged-off loans included above was $4.3 million in 2001, compared with $4.0 million for 2000. For the fourth quarter of 2001, net interest income on a fully taxable-equivalent basis rose 7 percent to $116.6 million, compared with $108.7 million for the fourth quarter of 2000.

The fully taxable-equivalent net interest margin in 2001 was 5.26 percent compared with 5.44 percent for 2000. The decrease of 18 basis points primarily reflects the declining interest-rate environment, led by the Federal Reserve Board's rate reductions totaling 475 basis points since the first quarter of 2001. The Bank's prime rate was 4.75 percent as of December 31, 2001, compared with 9.50 percent a year earlier and 6.00 percent at September 30, 2001. The fully taxable-equivalent net interest margin in the fourth quarter of 2001 was 5.12 percent, compared with 5.41 percent for the fourth quarter of 2000 and 5.28 percent for the third quarter of 2001. The net interest margin in the fourth quarter of 2001 was reduced by approximately 9 basis points from the third quarter of 2001 due to the growth of $162.1 million in lower yielding average federal funds sold.

Management expects the net interest margin for 2002 will be modestly less than the net interest margin of 5.26 percent reported for 2001, exclusive of any impact of acquisitions.

NONINTEREST INCOME

Reflecting the success of strategic initiatives to grow fee income, core noninterest income continued its strong growth, rising 20 percent to $127.6 million for the year 2001, compared with the $106.4 million for 2000. For the fourth quarter of 2001, core noninterest income increased 21 percent to $34.9 million, compared with $28.8 million for the quarter last year and 10 percent above the $31.7 million for the third quarter of 2001.

Trust and investment fee revenue benefited from the acquisition of Reed, Conner & Birdwell, which closed at year-end 2000, and an increase in new business within City National Investments (CNI). Assets under administration totaled $18.8 billion at December 31, 2001, including $7.7 billion under management, compared with $18.0 billion and $6.7 billion, respectively, at December 31, 2000, and $18.3 billion and $7.2 billion, respectively, at September 30, 2001. Assets under management included assets managed by Reed, Conner & Birdwell of $1.4 billion at December 31, 2001 compared with $1.2 billion at September 30, 2001 and $1.1 billion at December 31, 2000. The remaining year-over-year increase in assets under management was attributable to new managed portfolios as well as increased participation in the CNI Charter Funds, City National's family of mutual funds.

Another key component in the growth of noninterest income was a 35 percent annual increase in cash management and deposit transaction fees. They increased as the result of strong growth in deposits, in many cases attributable to higher sales of new online cash management products and a reduction in the earnings credit on analyzed deposit accounts resulting from lower interest rates.

Gains (losses) on the sale of assets and the repurchase of debt and gains on the sale of securities for the year and fourth quarter of 2001 amounted to $4.8 million and $1.0 million, respectively, compared with $3.1 million and $1.1 million for the same periods a year ago.

Noninterest income for the year and fourth quarter of 2001 increased to 23 percent and 24 percent, respectively, of total revenues, compared with 21 percent and 22 percent for the year and fourth quarter of 2000.

Management expects growth in noninterest income to range from 7 percent to 10 percent for 2002, exclusive of any impact of acquisitions such as occurred in 2001 from the Reed, Conner & Birdwill acquisition which accounted for approximately one quarter of the 21 percent increase in noninterest income reported for the year. In addition, management does not anticipate repurchasing debt in 2002 and expects that a more stable interest rate environment will result in a reduction in the growth rate of cash management and deposit transaction fees in 2002.

NONINTEREST EXPENSE

Noninterest expense was $313.4 million in 2001, up 6 percent from $294.8 million for 2000. The year-over-year increase was primarily the result of the corporation's growth, including expenses resulting from the acquisition of Reed, Conner & Birdwell and additional colleagues. Noninterest expense for the fourth quarter of 2001 was $80.5 million, an increase of 6 percent compared with $75.6 million for the fourth quarter of 2000 and an increase of $3.2 million, compared with $77.3 million for the third quarter of 2001.

The corporation's cash efficiency ratio for 2001 improved to 50.90 percent from 52.61 percent in 2000. The improvement over the prior year was due to both increased revenues and the corporation's ongoing efforts to improve efficiency and productivity.

On a new GAAP basis, excluding the amortization of goodwill in both 2001 and 2002, management currently anticipates that 2002 noninterest expense will be 3 percent to 5 percent higher than 2001, exclusive of any impact of acquisitions.

INCOME TAXES

The 2001 effective tax rate was 33.0 percent, compared with 34.1 percent for 2000. The lower tax rate was due primarily to the formation of a special purpose subsidiary for capital-raising activities during the second quarter of 2001. The corporation continues to evaluate long-term plans for its registered investment company subsidiary.     Management currently anticipates its effective tax rate may fall within a range of 32 percent to 34 percent for 2002, exclusive of any impact of acquisitions.

CREDIT QUALITY

Net loan charge-offs were $27.6 million and $30.1 million for the years 2001 and 2000, respectively. Net loan charge-offs for the fourth quarter of 2001 and 2000 were $5.4 million and $14.3 million, respectively. Included in the fourth quarter of 2001 was one relationship loan recovery for $3.7 million. Net loan charge-offs for the third quarter of 2001 were $6.6 million.

Relationship loan net charge-offs were $16.8 million for the year and $2.2 million for the fourth quarter of 2001, compared with $11.9 million and $5.0 million in the respective prior-year periods. For the third quarter of 2001, relationship loan net charge-offs were $3.9 million. For the full year 2001, net charge-offs related to syndicated non-relationship loans accounted for $10.8 million, or 39 percent of net charge-offs. Fourth-quarter syndicated non-relationship loan net charge-offs were $3.1 million, compared with $9.2 million in the fourth quarter of 2000 and $2.7 million for the third quarter of 2001.

As a percentage of average loans, net charge-offs were 0.41 percent and 0.48 percent for the years 2001 and 2000, respectively. Relationship loan net charge-offs were 0.25 percent of average relationship loans outstanding for 2001, compared with 0.21 percent for 2000.

Total nonperforming assets (nonaccrual loans and ORE) were $38.6 million, or 0.54 percent of total loans and ORE, at December 31, 2001, compared with $62.5 million, or 0.96 percent, at December 31, 2000 and $40.1 million, or 0.59 percent, at September 30, 2001. Nonperforming assets decreased 4 percent and 38 percent from the third quarter 2001 and year-end 2000, respectively.

Total nonperforming relationship assets were $32.7 million, or 0.46 percent of total relationship loans and ORE, at December 31, 2001, compared with $39.5 million, or 0.62 percent, at December 31, 2000, and $31.5 million, or 0.47 percent, at September 30, 2001, and do not contain any concentration of credits within a specific industry sector. Three syndicated non-relationship loans on nonaccrual status totaled $5.9 million at December 31, 2001 and $8.6 million at September 30, 2001.

The corporation recorded a provision for credit losses of $35.0 million and $11.0 million for the year and fourth quarter of 2001, respectively, compared with $21.5 million and $10.5 million for the same periods in 2000. The provision for credit losses in the third quarter of 2001 was $10.0 million. The provision for credit losses primarily reflects the levels of net loan charge-offs and nonaccrual loans, changes in the economic environment during the period, as well as management's ongoing assessment of the credit quality and growth of the loan portfolio during the quarter.

The allowance for credit losses at December 31, 2001 totaled $142.9 million, or 2.00 percent of outstanding loans. This compares with an allowance of $135.4 million, or 2.07 percent of outstanding loans, at December 31, 2000, and an allowance of $137.2 million, or 2.00 percent of outstanding loans at September 30, 2001. The allowance for credit losses as a percentage of nonaccrual loans was 370 percent at December 31, 2001, compared with 218 percent at December 31, 2000 and 342 percent at September 30, 2001. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at December 31, 2001.

The provision for credit losses to be taken in 2002 will reflect management's assessment of the above factors, as well as changes in the economic environment during this period. Based on its current assessment, management anticipates that a provision for credit losses for all of 2002 could fall within the $35 million to $50 million range, exclusive of the impact of any acquisitions.

OUTLOOK

Although management's individual and aggregate forecasts for 2001 proved to be accurate, estimates of business and economic levels and the related effect on earnings during this period are subject to a greater degree of variability given current world events, California's economy and the effect of changing interest rates. Management is optimistic about continued solid performance going forward and net income per diluted common share for 2002 is currently expected to be approximately 7 percent to 10 percent higher than pro-forma net income per diluted common share for 2001, after eliminating the impact of the amortization of goodwill. This excludes the impact of any acquisitions.

CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at December 31, 2001 were 14.08 percent and 9.32 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The corporation's Tier 1 leverage ratio of 7.26 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at September 30, 2001 were 13.93 percent, 9.06 percent and 7.17 percent, respectively. The total risk-based capital ratio benefited from the issuance by City National Bank of $150.0 million of 6.75 percent, ten year, subordinated notes on August 30, 2001 which qualifies as Tier 2 capital and the issuance of $3.4 million of preferred stock in November 2001 by a subsidiary of the bank which qualifies as Tier 1 capital.

STOCK REPURCHASE

Under the October 26, 2000 stock buyback program of 1 million shares, 348,700 shares have been repurchased at an average price of $34.10 per share including 7,000 shares purchased at an average price of $39.41 during the fourth quarter of 2001. The shares purchased under the buyback program have been reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were no treasury shares at December 31, 2001.

ABOUT CITY NATIONAL

City National Corporation has $10.2 billion in total assets. Its stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, is California's Premier Private and Business BankSM providing banking, trust and investment services through offices in ten California counties: Contra Costa, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura.

This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) a continued economic slowdown in the national and California economies attributable to various ongoing developments such as declining retail sales, declines in consumer confidence, reduced industrial production, declining business inventories, reduced capacity utilization, and declining occupancy in commercial and residential real estate resulting in declines in underlying value of real estate assets, or other unforeseen adverse changes in national and regional economic activity, (2) increased economic uncertainty created by the most recent terrorist attacks on the United States, and the military, diplomatic and humanitarian actions taken in response, (3) the prospect of additional terrorist acts within the United States and the uncertain effect of these events on our national and regional economies, (4) changes in interest rates, (5) significant changes in banking laws or regulations, (6) increased competition in the corporation's market, (7) higher-than-expected credit losses, (8) possible changes in the plans for its registered investment company subsidiary, and (9) the effect of acquisitions and integration of acquired businesses. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Decreased capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Forward-looking statements speak only as of the date they are made, and the corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the corporation's Quarterly Report on Form 10-Q for the quarter-ended September 30, 2001, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the "Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

Earnings Release
January 16, 2002

CITY NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEET (unaudited) (Dollars in thousands, except per share amount)

	December 31,
	2001	2000	% Change
Assets
Cash and due from banks	$328,018	$386,814	(15)
Securities	1,893,105	1,593,922	19
Federal funds sold	395,000	165,000	139
Loans (net of allowance for credit losses of $142,862 and $135,435)	7,016,344	6,391,710	10
Other assets	543,849	559,223	(3)

Total assets	$10,176,316	$9,096,669	12

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$3,846,789	$3,276,203	17
Interest-bearing deposits	4,284,413	4,132,467	4

Total deposits	8,131,202	7,408,670	10
Federal funds purchased and securities sold under repurchase agreements	171,531	139,841	23
Other short-term borrowed funds	415,125	315,125	32
Subordinated debt	272,236	123,641	120
Other long-term debt	194,671	205,000	(5)
Other liabilities	100,974	160,744	(37)

Total liabilities	9,285,739	8,353,021	11
Shareholders' equity	890,577	743,648	20

Total liabilities and shareholders' equity	$10,176,316	$9,096,669	12

Book value per share	$18.50	$15.61	18
Number of shares at period end	48,149,998	47,630,010	1

CONSOLIDATED STATEMENT OF INCOME (unaudited) (Dollars in thousands, except per share amount)

	For the three months ended December 31,			For the twelve months ended December 31,
	2001	2000	% Change	2001	2000	% Change
Interest income	$148,050	$169,218	(13)	$625,248	$646,288	(3)
Interest expense	(34,991)	(63,594)	(45)	(191,094)	(239,772)	(20)

Net interest income	113,059	105,624	7	434,154	406,516	7
Provision for credit losses	(11,000)	(10,500)	5	(35,000)	(21,500)	63

Net interest income after provision for credit losses	102,059	95,124	7	399,154	385,016	4
Noninterest income	35,947	29,929	20	132,384	109,484	21
Noninterest expense	(80,450)	(75,627)	6	(313,395)	(294,770)	6

Income before taxes	57,556	49,426	16	218,143	199,730	9
Income taxes	(18,805)	(16,380)	15	(71,973)	(68,070)	6

Net income	$38,751	$33,046	17	$146,170	$131,660	11

Net income per share, basic	$0.81	$0.70	16	$3.05	$2.79	9

Net income per share, diluted	$0.78	$0.68	15	$2.96	$2.72	9

Dividends paid per share	$0.19	$0.18	6	$0.74	$0.70	6

Cash net income	$42,707	$36,814	16	$161,978	$145,721	11

Cash net income per share, basic	$0.89	$0.78	14	$3.38	$3.09	9

Cash net income per share, diluted	$0.86	$0.76	13	$3.28	$3.01	9

Shares used to compute per share net income, basic	48,117,183	47,434,212		47,896,091	47,178,093
Shares used to compute per share net income, diluted	49,648,577	48,518,548		49,376,423	48,393,436

Earnings Release
January 16, 2002

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)

	December 31,
Period end	2001	2000	% Change
Loans
Commercial (a)	$3,160,418	$3,056,464	3
Residential first mortgage	1,587,303	1,273,711	25
Real estate mortgage	1,668,114	1,479,862	13
Real estate construction	586,066	452,301	30
Installment	70,403	73,018	(4)

Total relationship loans	7,072,304	6,335,356	12
Syndicated non-relationship (a)	86,902	191,789	(55)

Total loans	$7,159,206	$6,527,145	10

(a) Commercial loans were $2,952,076 and syndicated non-relationship loans were $93,372 at September 30, 2001
Deposits
Noninterest bearing	$3,846,789	$3,276,203	17
Interest-bearing, core	2,940,053	2,456,080	20

Total core deposits	6,786,842	5,732,283	18
Time deposits — $100,000 and over	1,344,360	1,676,387	(20)

Total deposits	$8,131,202	$7,408,670	10

Credit Quality
Nonaccrual loans and ORE (b)
Relationship loans	$32,699	$38,974	(16)
Syndicated non-relationship loans	5,864	23,012	(75)

	38,563	61,986	(38)
ORE	10	522	(98)

Total nonaccrual loans and ORE	$38,573	$62,508	(38)

Relationship nonaccrual loans and ORE to total relationship loans and ORE	0.46	0.62	(26)
Total nonaccrual loans and ORE to total loans and ORE	0.54	0.96	(44)
Loans past due 90 days or more on accrual status	$3,615	$5,924	(39)

Restructured loans on accrual status	$—	$829	(100)

(b) Nonaccrual loans were $40,115 at September 30, 2001 including $31,474 of relationship loans and $8,641 of syndicated non-relationship loans
	For the three months ended December 31,			For the twelve months ended December 31,
Allowance for Credit Losses	2001	2000	% Change	2001	2000	% Change
Beginning balance	$137,239	$139,195	(1)	$135,435	$134,077	1
Additions from acquisitions	—	—	—	—	9,927	(100)
Provision for credit losses	11,000	10,500	5	35,000	21,500	63
Charge-offs (c)
Relationship loans	(7,852)	(8,168)	(4)	(30,767)	(23,409)	31
Syndicated non-relationship loans	(3,296)	(9,245)	(64)	(11,812)	(18,167)	(35)

	(11,148)	(17,413)	(36)	(42,579)	(41,576)	2
Recoveries (d)
Relationship loans	5,608	3,153	78	13,994	11,507	22
Syndicated non-relationship loans	163	—	N/M	1,012	—	N/M

	5,771	3,153	83	15,006	11,507

Net charge-offs	(5,377)	(14,260)	(62)	(27,573)	(30,069)	(8)

Ending Balance	$142,862	$135,435	5	$142,862	$135,435	5

Net relationship charge-offs to average relationship loans (annualized)	(0.13)%	(0.32)%	(59)	(0.25)%	(0.21)%	19
Total net charge-offs to average loans (annualized)	(0.30)	(0.88)	(66)	(0.41)	(0.48)	(15)
Allowance for credit losses to total loans				2.00	2.07	(3)
Allowance for credit losses to nonaccrual loans				370.46	218.49	70
(c) Charge-offs in the third quarter 2001 were $5,207 in relationship loans and $3,302 in syndicated non-relationship loans
(d) Recoveries in the third quarter 2001 were $1,291 in relationship loans and $574 in syndicated non-relationship loans

Earnings Release
January 16, 2002

CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)

	For the three months ended December 31,			For the twelve months ended December 31,
	2001	2000	% Change	2001	2000	% Change
Average Balances
Loans
Commercial	$3,091,131	$2,958,824	4	$3,001,677	$2,758,136	9
Residential first mortgage	1,553,762	1,261,191	23	1,417,443	1,235,106	15
Real estate mortgage	1,623,813	1,449,840	12	1,582,853	1,336,443	18
Real estate construction	595,645	425,401	40	513,184	409,281	25
Installment	69,945	71,550	(2)	72,583	66,047	10

Total relationship loans	6,934,296	6,166,806	12	6,587,740	5,805,013	13
Syndicated non-relationship	93,811	271,636	(65)	125,575	431,321	(71)

Total loans	$7,028,107	$6,438,442	9	$6,713,315	$6,236,334	8

Securities	$1,764,794	$1,513,242	17	$1,699,680	$1,416,252	20
Interest-earning assets	9,028,587	7,996,396	13	8,520,242	7,698,884	11
Assets	9,831,716	8,752,031	12	9,328,512	8,426,129	11
Core deposits	6,168,871	5,231,662	18	5,598,110	4,957,440	13
Deposits	7,555,753	6,876,279	10	7,067,984	6,334,846	12
Shareholders' equity	892,712	718,707	24	825,344	667,618	24

Noninterest income
Trust and investment fee revenue	$15,248	$12,469	22	$58,596	$47,279	24
Cash management and deposit transaction fees	8,712	5,739	52	30,911	22,933	35
International services	3,862	3,958	(2)	15,017	14,982	—
Bank owned life insurance	725	654	11	2,860	2,578	11
Other	6,370	6,008	6	20,245	18,651	9

Subtotal — core	34,917	28,828	21	127,629	106,423	20
Gain (loss) on sale of loans and assets / debt repurchase	120	6	N/M	1,413	(71)	N/M
Gain on sale of securities	910	1,095	(17)	3,342	3,132	7

Total	$35,947	$29,929	20	$132,384	$109,484	21

Noninterest expense
Salaries and other employee benefits	$42,403	$38,838	9	$170,364	$159,782	7

All Other
Professional	6,309	6,338	—	24,634	23,076	7
Net occupancy of premises	6,969	6,632	5	26,375	24,415	8
Information services	4,595	3,699	24	16,623	14,064	18
Depreciation	3,488	3,553	(2)	13,748	13,037	5
Amortization of goodwill	3,221	3,034	6	12,868	11,223	15
Marketing and advertising	3,821	4,132	(8)	12,093	12,959	(7)
Office services	2,603	2,580	1	9,396	9,724	(3)
Amortization of core deposit intangibles	1,404	1,404	—	5,618	5,444	3
Equipment	649	723	(10)	2,245	2,462	(9)
Other operating	4,988	4,694	6	19,431	18,584	5

Total all other	38,047	36,789	3	143,031	134,988	6

Total	$80,450	$75,627	6	$313,395	$294,770	6

Selected Ratios
For the Period
Return on average assets	1.56%	1.50%	4	1.57%	1.56%	1
Return on average shareholders' equity	17.22	18.29	(6)	17.71	19.72	(10)
Net interest margin	5.12	5.41	(5)	5.26	5.44	(3)
Efficiency ratio	52.69	54.56	(3)	54.08	55.76	(3)
Dividend payout ratio	22.97	25.14	(9)	24.26	24.95	(3)
Cash return on average assets	1.75	1.71	2	1.77	1.76	1
Cash return on average shareholders' equity	23.50	26.75	(12)	25.01	29.17	(14)
Cash efficiency ratio	49.66	51.36	(3)	50.90	52.61	(3)
Period End
Tier 1 risk-based capital ratio				9.32	7.84	19
Total risk-based capital ratio				14.08	10.85	30
Tier 1 leverage ratio				7.26	6.49	12

(Released to Business Wire this date)

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Exhibit 99.1